Exhibit 3.1

CERTIFICATE OF OWNERSHIP AND MERGER
MERGING
AGNC INVESTMENT CORP.
WITH AND INTO
AMERICAN CAPITAL AGENCY CORP.
September 30, 2016
Pursuant to Section 253 of the Delaware General Corporation Law (the “DGCL”), American Capital Agency Corp., a Delaware corporation (the “Company”), does hereby certify pursuant to this Certificate of Ownership and Merger (this “Certificate”) to the following information relating to the merger (the “Merger”) of AGNC Investment Corp., a Delaware corporation (the “Subsidiary”), with and into the Company, with the Company remaining as the surviving corporation:

1.	The Company owns all of the outstanding shares of capital stock of the Subsidiary.

2.
The Board of Directors of the Company, by resolutions duly adopted prior to the filing of this Certificate by unanimous written consent on September 29, 2016 and attached hereto as Exhibit A, determined to (i) merge the Subsidiary with and into the Company pursuant to Section 253(b) of the DGCL and (ii) change the Company’s name to “AGNC Investment Corp.” pursuant to Section 253(b) of the DGCL.

3.	The Company will be the surviving corporation of the Merger.

4.
The certificate of incorporation of the Company, as in effect immediately prior to the Merger, will be the certificate of incorporation of the surviving corporation, except that Article 1 of the certificate of incorporation, pursuant to Section 253(b) of the DGCL, will be deemed to have been amended and restated in its entirety as follows:

“The name of the Corporation is AGNC Investment Corp.”

5.	This Certificate and the Merger will become effective upon the filing of this Certificate with the Secretary of State of the State of Delaware.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused this Certificate to be signed by an authorized officer as of the date first written above.

American Capital Agency Corp.
By: _____/s/ Kenneth Pollack_____________ Name: Kenneth L. Pollack Title: Senior Vice President, Chief Compliance Officer, General Counsel, and Secretary

EXHIBIT A
BOARD RESOLUTIONS
Merger of the Subsidiary with and into the Company
WHEREAS, the Company owns all of the issued and outstanding shares of the capital stock of AGNC Investment Corp., a Delaware corporation (the “Subsidiary”);
WHEREAS, the Company desires to change its name from “American Capital Agency Corp.” to “AGNC Investment Corp.” (the “Name Change”) pursuant to a merger of the Subsidiary with and into the Company in accordance with and as permitted under Section 253 of the Delaware General Corporation Law (the “Merger”); and
WHEREAS, it is deemed advisable and in the best interests of the Company and its stockholders that the Merger be consummated.
NOW, THEREFORE, BE IT RESOLVED, that the Merger is hereby approved and adopted and, upon the filing of a Certificate of Ownership and Merger (the “Merger Certificate”), the Merger will be effected (such time, the “Effective Time”), so that, at the Effective Time, the separate existence of the Subsidiary will cease and the Name Change will occur, and the Company will thereafter continue as the surviving corporation (the “Surviving Corporation”); and be it
FURTHER RESOLVED, that the Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, will be the certificate of incorporation of the Surviving Corporation from and after the Effective Time, except that by virtue of the filing of the Merger Certificate the name of the Surviving Corporation will be changed to “AGNC Investment Corp.”; and be it
FURTHER RESOLVED, that the Bylaws of the Company, as in effect immediately prior to the Effective Time, will be the bylaws of the Surviving Corporation, except that such bylaws are hereby approved to be amended and restated such that any reference therein to “American Capital Agency Corp.” will be changed to “AGNC Investment Corp.” (such bylaws, the “Amended Bylaws”); and be it
FURTHER RESOLVED, that, at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each then outstanding share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) and each then outstanding share of preferred stock, par value $0.01 per share of the Parent Company (“Company Preferred Stock”), will, in each case, remain unchanged and continue to remain outstanding as one share of Company Common Stock or Company Preferred Stock, as applicable, held by the person who was the holder of such share immediately prior to the Merger; and be it

FURTHER RESOLVED, that, at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each then outstanding share of the Subsidiary will be cancelled and no consideration shall be issued in respect thereof; and be it
FURTHER RESOLVED, that, from and after the Effective Time, the directors of the Company immediately prior to the Effective Time will be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified; and be it
FURTHER RESOLVED, that, from and after the Effective Time, the officers of the Company immediately prior to the Effective Time will be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified; and be it
FURTHER RESOLVED, that the officers of the Company (each such person, an “Authorized Officer”) be, and each of them hereby is, authorized to prepare and execute the Merger Certificate setting forth a copy of these resolutions, and to file the Merger Certificate with the Secretary of State of the State of Delaware and pay any fees related to such filing.
General Authorizing Resolutions
BE IT RESOLVED, that each of the Authorized Officers be, and each of them hereby is, authorized and empowered to take all such further action and to execute, deliver and file all such further agreements, certificates, instruments and documents, including the Merger Certificate and the Amended Bylaws, in the name and on behalf of the Company, and if requested or required, under its corporate seal duly attested by the Secretary or Assistant Secretary; to pay or cause to be paid all expenses; to take all such other actions as they or any one of them shall deem necessary, desirable, advisable or appropriate to consummate, effectuate, carry out or further the transactions contemplated by and the intent and purposes of the foregoing resolutions.